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                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Protective Life Corporation on Form S-3 (File No. 33-52831) and Form S-8 (File Nos. 33-51887 and 33-68036) of our report, which includes an explanatory paragraph with respect to changes in the Company's methods of accounting for stock-based employee compensation plans in 1995 and certain investments in debt and equity securities in 1993, dated February 12, 1996, on our audits of the consolidated financial statements and financial statement schedules of Protective Life Corporation as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994, and 1993, which report is included or incorporated by reference in this Annual Report on Form 10-K.


COOPERS & LYBRAND

March 22, 1996